Exhibit 99.1

NEWS RELEASE

Health Care Property Investors Prices Offering of 6.767 Million Shares

LONG BEACH, CA – January 16, 2007 - Health Care Property Investors, Inc. (NYSE: HCP) today announced that it has priced a public offering of 6,767,000 shares of its common stock.  HCP has granted the underwriters a 10-day option to purchase an additional 1,015,050 shares of common stock.   The shares will be offered on an at-the-market basis pursuant to an effective registration statement filed with the Securities and Exchange Commission.

Net proceeds from the offering will be used to repay amounts outstanding under HCP’s credit facilities and for general corporate purposes.

The sole underwriter for the offering is Goldman, Sachs & Co.

An automatic shelf registration statement on Form S-3 relating to these securities was filed with the Securities and Exchange Commission on September 11, 2006, and became effective upon filing.

The prospectus relating to the offering will be filed with the Securities and Exchange Commission.  When available, copies of the prospectus may be obtained from:  Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, New York 10004, fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com..

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there by any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

# # # # # #

HCP is a self-administered REIT that invests directly or through joint ventures in healthcare facilities.  As of November 6, 2006, HCP’s portfolio of properties, excluding assets held for sale but including investments through joint ventures and mortgage loans, included 801 properties and consisted of 333 senior housing facilities, 265 medical office buildings, 30 hospitals, 144 skilled nursing facilities and 29 other healthcare facilities..

Forward-Looking Statements

The statements contained in this press release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include HCP’s beliefs and statements regarding the intended use of proceeds from the offering. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering. Some of these risks, and other risks, are described from time to time in the HCP’s Securities and Exchange Commission filings.

CONTACT: Health Care Property Investors, Inc., Long Beach, Calif.

Mark A. Wallace

Senior Vice President – Chief Financial Officer and Treasurer

(562) 733-5100